Legg Mason Partners Large Cap Value Fund Inc.


Results of a Special Meetings of Shareholders

On December 11, 2006, a Special Meeting of
Shareholders was held to vote on various proposals recently approved by the Fund's Director's (the "Board Members").
The following tables provide the number
of votes cast for, against
 or withheld, as well as the number of
abstentions and broker non-votes as to
the following proposals: (1) elect
Board Members, (2) Regroup and Reorganize
Fund, (3) Revise Fundamental Investment Policies.

Proposal 1: Election of Board Members

Item Voted On	      Votes For	      Authority       Abstentions
		                      Withheld
Nominees:
Elliot J. Berv	      91,088,808.417  1,826,157.787 	0.00
A. Benton Cocanougher 91,126,275.732  1,791,690.472 	0.00
Jane F. Dasher	      91,156,089.215  1,758,876.989 	0.00
Mark T. Finn	      91,120,905.371  1,794,060.833 	0.00
Rainer Greeven	      91,109,672.920  1,805,293.284 	0.00
Stephen Randolph Gross91,092,999.033  1,821,967.171	0.00
Richard E. Hanson Jr. 91,107,660.335  1,807,305.869 	0.00
Diana R. Harrington   91,130,164.739  1,784,801.465 	0.00
Susan M. Heilbron     91,148,050.568  1,766,915.636 	0.00
Susan B. Kerley	      91,144,872.509  1,770,093.695 	0.00
Alan G. Merten	      91,140,631.105  1,774,335.099 	0.00
R. Richardson Pettit  91,138,754.098  1,776,212.106 	0.00
R. Jay Gerken, CFA    91,079,993.840  1,834,972.364 	0.00

On October 19, 2006, a Special Meeting of
Shareholder was held to approve an Agreement and Plan of Reorganization, providing for
(i) the acquisition of all of the assets and the assumption of all of the liabilities of t he Fund (the
"Acquired Fund"), in exchange for shares of the corresponding Legg Mason Partners
Investors Value Fund
 (the "Acquiring Fund") to be distributed to the shareholders of the Acquired Fund and (ii) the subsequent termination of the Acquired Fund. The following table provides the number of votes cast for, against, as well as the number of abstentions and non-votes for the matter voted on at the Special Meeting of Shareholders:


Proposal 2: Regroup and Reorganize Fund

Item Voted On
Regroup and Reorganize
Votes For       Votes Against	Abstentions	Broker Non-Votes
29,384,958.626	977,648.384	584,624.364	662,376.000


Proposal 3: Revise Fundamental Investment Policies

Items
Voted On         Votes For      Votes Against  Abstentions Broker Non-Votes

Borrowing Money	28,889,714.970	1,443,049.763 614,466.641 662,376.000
Underwriting	28,949,311.571	1,385,005.711 612,914.092 662,376.000
Lending		29,049,454.322	1,312,221.369 585,555.683 662,376.000
Iss Snr Sec	29,185,477.345	1,206,738.087 555,015.942 662,376.000
Real Estate	29,021,573.729	1,244,068.979 681,588.666 662,376.000
Commodities	29,032,406.991	1,227,940.633 686,883.750 662,376.000
Concentration	29,140,439.258	1,229,896.430 576,895.686 662,376.000
Diversification	29,081,772.176	1,239,448.392 626,010.806 662,376.000
non-Fundamental	28,793,651.693	1,490,069.597 663,510.084 662,376.000